July 1, 2008

JPMorgan Trust I
235 Park Avenue
New York, NY 10167

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A until June 30, 2009. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ Board of Trustees’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.	JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.

By:	By:

Accepted by: JPMorgan Trust I

By:

SCHEDULE A

Variable NAV Funds

	Class A	Class B	Class C	Select	Institutional	Ultra	Class R5
JPMorgan Bond Fund[1]	0.75%	1.50%	1.50%	0.69%	0.49%	0.40%
JPMorgan California Tax Free Bond Fund[1]	0.60%		1.10%	0.55%	0.50%
JPMorgan Emerging Markets Debt Fund[1]	1.50%		2.00%	1.25%			1.05%
JPMorgan Enhanced Income Fund[1]					0.25%
JPMorgan Intermediate Tax Free Bond Fund[1]	0.75%	1.43%	1.43%	0.59%	0.50%
JPMorgan New York Tax Free Bond Fund[1]	0.75%	1.55%	1.55%	0.72%	0.50%
JPMorgan Real Return Fund[1]	0.90%		1.40%	0.65%	0.50%
JPMorgan Short Term Bond Fund[1]	0.75%			0.60%	0.30%
JPMorgan Strategic Income Fund[1]	1.15%	1.65%	1.65%	0.90%	0.65%
JPMorgan Tax Aware High Income Fund[1]	0.65%		1.15%	0.55%

1 Expense limitation is in place until at least 6/30/09.

Money Market Funds

	Capital	Institutional	Agency	Premier	Morgan	Reserve	Class B	Class C	Cash Management	E* TRADE
JPMorgan 100% U.S. Treasury Securities Money Market Fund[2]	0.16%	0.20%	0.26%	0.45%	0.59%	0.70%
JPMorgan California Municipal Money Market Fund[2]					0.55%					1.00%
JPMorgan Federal Money Market Fund[2]		0.20%	0.26%	0.45%	0.59%	0.70%
JPMorgan New York Municipal Money Market Fund[2]					0.59%	0.70%				1.00%
JPMorgan Prime Money Market Fund[2]	0.16%	0.20%	0.26%	0.45%	0.52%	0.70%	0.97%	0.97%	0.96%
JPMorgan Tax Free Money Market Fund[2]		0.20%	0.26%	0.45%	0.59%	0.70%

2 Expense limitation is in place until at least 6/30/09.